EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company

______________

State of Colorado and Two Rivers Settle on Development of Cucharas Dam

Denver, CO, May 10, 2016, Two Rivers Water and Farming Company (Two Rivers) (OTCQB: TURV), announced today the Company has completed a settlement agreement with the State of Colorado for the development of the Cucharas dam and reservoir.

Under the terms of the settlement, Two Rivers would temporarily lower the existing dam structure and build a new more stable permanent dam.  As part of the settlement discussions, Two Rivers discussed with the State the possibility of utilizing the Two Rivers’ Huerfano Cucharas Irrigation Company’s (HCIC) reservoir and canal system, including the Orlando reservoir and canal, to cooperate with other water users in the creation of a new basin wide augmentation plan.  Two Rivers owns 95% of HCIC and 100% of the Orlando reservoir and canal.

John McKowen, CEO of Two Rivers said, “The State and Division Engineers were very helpful in developing a common sense plan for rebuilding the Cucharas dam.  The plan will insure the public’s safety and increase the water efficiency inside the entire Huerfano River basin.  The plan will enable us to restore the economic value of our HCIC assets and provide useful storage space for Huerfano and Pueblo County water administrators.”

About Two Rivers

Two Rivers assembles its water assets by acquiring irrigated farmland with senior water rights. Two Rivers current farm operations convert feed crop farmland into fruit and vegetable crop production in Pueblo County Colorado.  In December 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not used for fruit and vegetable crop production.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and Two Rivers nor assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

John McKowen

Wayne Harding

Two Rivers Water & Farming Company
(303) 222-1000
info@2riverswater.com